EXHIBIT 10.1

Second Amendment to the

Amended and Restated Employment Agreement
Between Martin M. Koffel and URS Corporation

Whereas, Martin M. Koffel (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of September 5, 2003, which was amended by the First Amendment thereto effective December 7, 2006 (as amended, the “Employment Agreement”); and

Whereas, the Employee and the Company wish to further amend the Employment Agreement to extend the term of employment, provide for an additional equity grant and modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Employment Agreement is amended effective as of December 10, 2008, as follows:

A.           Section 1(g) of the Employment Agreement hereby is amended in its entirety to read as follows:

(g)           Retirement of Employee.  The Employee’s employment shall terminate automatically on June 1, 2012, or such later date as the parties may mutually agree (the “Retirement Date”).

B.           Section 4(b) of the Employment Agreement hereby is amended in its entirety to read as follows:

(b)           Equity Grant.  Upon execution and delivery of the Second Amendment to this Agreement, the Employee shall be granted 300,000 shares of restricted stock under the Company’s 2008 Equity Incentive Plan, such grant to provide for: (i) vesting 50,000 of the shares on each of April 1, 2010, April 1, 2011 and April 1, 2012, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date; (ii) vesting 50,000 of the shares on each of April 1, 2010, April 1, 2011 and April 1, 2012, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date and the Company has met its net income goal established by the Board during the first quarter of the fiscal year ending immediately preceding such vesting date and as confirmed by the Compensation Committee after the audited financial results for such fiscal year have been prepared by the Company; (iii) with respect to shares granted pursuant to Section 4(b)(i) above, accelerated vesting of all unvested shares in the event of a termination of employment pursuant to Section 6(a)(iv), (v) or (vi) below; (iv) with respect to shares granted pursuant to Section 4(b)(ii) above, accelerated vesting of all unvested shares in the event of a termination of employment pursuant to Section 6(a)(vi) below but no accelerated vesting of any such shares in the event of a termination of employment pursuant to Section 6(a)(iv) or (v) below; (v) subjecting any cash or stock dividends or other distributions which may be paid with respect to any unvested shares underlying such grant to the same forfeiture restrictions and restrictions on transferability as apply to the underlying shares and (vi) other terms consistent with the form of restricted stock grant approved by the Compensation Committee on May 6, 2008.

C.           Section 4(d) of the Employment Agreement hereby is amended to replace the defined term “Disability Insurance Reimbursement Amount” with the defined term “Disability Insurance Reimbursement Payment” as it appears therein.

D.           Section 4(f) of the Employment Agreement hereby is amended in its entirety to read as follows:

(f)           Timing and Amount of Insurance Reimbursement Payments.  Any Life Insurance Reimbursement Payment, Life Insurance Gross-Up Payment, Disability Insurance Reimbursement Payment and Disability Insurance Gross-Up Payment shall be made by the end of the Employee’s taxable year following the Employee’s taxable year in which the Employee incurs the cost of such insurance.  The amount of expenses eligible for reimbursement pursuant to this Section 4(f) during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.

E.           Section 5 of the Employment Agreement hereby is amended to add the following two sentences at the end thereof:

The Company shall reimburse the Employee for any expense eligible for reimbursement pursuant to this Section 5 on or before the end of the calendar year following the calendar year in which the expense was incurred.  The amount of expenses eligible for reimbursement pursuant to this Section 5 during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.

F.           Section 7(b) of the Employment Agreement hereby is amended in its entirety to read as follows:

(b)           Non-Grandfathered Amount.  In the event of a termination of the Employee pursuant to clause (vi) of Section 6(a), the Non-Grandfathered Amount of any Severance Payment shall be paid in a lump sum within five (5) business days following the date of termination or, as described below, at the Employee’s election in installments; provided, however, that (i) such payment shall not be made in connection with the Employee’s termination of employment unless and until the Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) with the Company, and (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such separation, the Non-Grandfathered Amount of any Severance Payment shall be paid (A) in a lump sum on the date that is the earlier of (1) six (6) months and one (1) day following such separation or (2) the Employee’s death, or (B) as described below, at the Employee’s election in installments commencing on the date that is the earlier of (1) six (6) months and one (1) day following such separation or (2) the Employee’s death.

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The Employee may, by written notice to the Company, elect to receive the Non-Grandfathered Amount of any Severance Payment in installments, provided that (i) such election is made at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee and (ii) the first installment payment date elected is at least five (5) years following the date such payment otherwise would have been paid.  Such election shall be irrevocable; provided, however, that the Employee may, by written notice to the Company, change his election of the installment method, provided that (i) such change in election is made at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee, (ii) the first installment payment date elected under such change is at least five (5) years following the date such payment otherwise would have been paid, and (iii) the Employee may not change his election from installments to a lump sum form of payment.  If the Employee does not elect the installment method at least one (1) year prior to the date that the Severance Payment is due to be made to the Employee, he shall be deemed to have elected to receive such Severance Payment in one lump sum in accordance with the foregoing paragraph.

G.           Section 8 of the Employment Agreement hereby is amended to replace the sentence “Any Gross-Up Payment shall be made at such time as the payment of the Non-Grandfathered Amount of any Severance Payment in accordance with Section 7(b)” as it appears therein with the following sentence:

Any Gross-Up Payment shall be made at such time as the payment of the Non-Grandfathered Amount of any Severance Payment is made in accordance with Section 7(b), to the extent required under Section 409A of the Code, and, in any event no later than the end of the Employee’s taxable year following the Employee’s taxable year in which the Employee remits the related taxes.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this Second Amendment to the Employment Agreement, as of the day and year first above written.

Martin M. Koffel

By:	/s/ Martin M. Koffel

URS Corporation,
a Delaware corporation

By:	/s/ H. Thomas Hicks
H. Thomas Hicks
Vice President and Chief Financial Officer

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